                           TRANSFER AGENCY AGREEMENT

Agreement made as of the 7th of August, 1992 between BNY Hamilton Funds, Inc., ("Fund") a Maryland corporation, having its principal office and place of business at 156 West 56th St., Suite 1902, New York, New York 10019 and Investors Financial Services Company, ("IFSC") a Delaware corporation having its principal office and place of business at 120 South LaSalle, Chicago IL 60603 (hereinafter referred to as the "Transfer Agent").

                                   WITNESSETH:

That for and in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

Whenever used in this Agreement, the following words and phrases shall have the following meanings:

     1. "Approved Institution" shall mean an entity so named in a Certificate. From time to time the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

     2. The "Board of Directors" shall mean the Board of Directors of the Fund.

     3. "Certificate" shall mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

     4. "Class" shall mean the various portfolios of the Fund as described from time to time in the current and effective Prospectuses.

     5. "Custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, or its successor(s).

     6. "Fund Business Day" shall be deemed to be each day on which the New York Stock Exchange, Inc. and the Fund are open for trading.

     7. "Officer" shall be deemed to be the Fund's Chairman of the Board, the Fund's President, any Vice President of the Fund, the Fund's Secretary, the Fund's Treasurer, the Fund's Controller, any Assistant Controller of the Fund, any Assistant Treasurer of the Fund and any Assistant Secretary of the Fund, and any other person duly authorized by the Board of Directors of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund and named in the Certificate annexed hereto as Appendix A, as such Certificate may be amended from time to time, and any person reasonably believed by the Transfer Agent to be such a person.

     8. "Prospectus" shall mean the last Fund prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Federal Securities Act of 1933 has becomes effective, including the Statement of Additional Information, incorporated by reference therein.

     9. "Series" shall mean a subclass of shares within a particular Class.

     10. "Shares" shall mean all or any part of each class or series of the shares of beneficial interest of the Fund or Portfolio listed in the Certificate as to which the Transfer Agent acts as transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Fund.

     11. "Transfer Agent" shall mean Investors Financial Services Company, as transfer agent and dividend disbursing agent under the terms and conditions of this Agreement, its successor(s) or assign(s).

     12. "0ut-of-Pocket Expenses" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: postage (and first class mail insurance in connection with mailing share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Transfer Agent may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of out-of-pocket expenses reimbursable hereunder; and such other expenses paid or incurred by Transfer Agent at the request of the Fund.

                                   ARTICLE II

                          APPOINTMENT OF TRANSFER AGENT

     1. The Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.

     2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

     3. In connection with such appointment, the Fund upon the request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:

          (i) A copy of the Articles of Incorporation of the Fund and all amendments thereto certified by the Secretary of the Fund;

          (ii) A copy of the By-Laws of the Fund certified by the Secretary of the Fund;

          (iii) A copy of a resolution of the Board of Directors of the Fund certified by the Secretary of the Fund appointing the Transfer Agent and authorizing the execution of this Transfer Agency Agreement;

          (iv) A Certificate signed by the Secretary of the Fund specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding; the names and specimen signatures of the officers of the Fund; and the name and address of the legal counsel for the Fund;

          (v) Specimen Share certificate for each or series class of Shares in the form approved by the Board of Directors of the Fund, together with a Certificate signed by the Secretary or Assistant Secretary of the Fund as to such approval;

          (vi) Copies of the Fund's Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and

          (vii) Opinion of counsel for the Fund with respect to the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)


                                   ARTICLE III

                      AUTHORIZATION AND ISSUANCE OF SHARES

     1. The Fund shall deliver to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:

          (a) A certified copy of the amendment to the Articles of

Incorporation giving effect to such increases or decreases;

         (b) In the case of an increase, an opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (ie., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor); and

         (c) In the case of an increase, if the appointment of the Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of the Transfer Agent.

     2. Prior to the issuance of any additional Shares of the Fund pursuant to stock dividends or stock splits, etc., and prior to any reduction in the number of shares outstanding, the Fund shall deliver the following documents to the Transfer Agent:


         (a) A certified copy of the resolution (s) adopted by the Board of Directors and/or the shareholders of the Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be, and


         (b) An opinion of counsel for the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective, or, if exempt, the specific grounds therefor).

                                   ARTICLE IV

                     RECAPITALIZATION OR CAPITAL ADJUSTMENT

     1. In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange f or, or upon transfer of, outstanding Share certificates in the old form, upon receiving:

         (a) A Certificate authorizing the issuance of the Share certificates in the new form;

         (b) A certified copy of any amendment to the Articles of Incorporation with respect to the change;

         (c) Specimen Share certificates for each class of Shares in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and

         (d) An opinion of counsel for the Fund with respect to the validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefor.)

     2. The Fund at its expense shall furnish the Transfer Agent with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be properly signed by facsimile or otherwise by Officers of the Fund authorized by law or by the By-Laws to sign Share certificates and, if required shall bear the corporate Seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless, from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to whether the supply of Share certificates provided to the Transfer Agent pursuant to this section constitutes validly issued Shares of the Fund.

                                    ARTICLE V

                                    ISSUANCE,

                        REDEMPTION AND TRANSFER OF SHARES

     1. (a) The Transfer Agent acknowledges that it has received a copy of the Fund's prospectuses which prospectuses describe how sales and redemption of shares of the Fund shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Fund shares on each Fund Business Day in accordance with such prospectuses. The Fund agrees to notify the Transfer Agent as soon as possible under the circumstances of any changes in the procedures set forth in the prospectuses regarding such purchase and redemption procedure.


         (b) The Transfer Agent shall also accept with respect to each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape consistent in all respects with the Transfer Agent's tape layout package, as amended from time to time upon prior written notice to the Fund or its Distributor which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. In the event such tape or electronic data transmission cannot be processed, Transfer Agent shall as soon as practicable notify the Fund and shall endeavor, in good faith, to process any substitute computer tape or electronic data transmission. The Transfer Agent shall not be liable for any losses or damages to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the reasonable control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect, provided, that the Transfer Agent was unaware that the information was incorrect at the time it took action. Transfer Agent shall notify Fund and sender as soon as practicable upon discovery of errors in such information.




     2. On each Fund Business Day a duly authorized officer or employee of the Transfer Agent shall furnish the following information by telephone call to an Officer of the Fund or by such other form to such other person as shall be agreed upon from time to time by the Fund and the Transfer Agent:



         (a) The total dollar amount to be applied to the purchase of Shares of each Class or Series on such day, computed by aggregating the amount so specified in (i) such of the purchase orders described in preceding paragraph 1
(a) of this Article with respect to which payment has been, or will be, credited by the

Custodian to the Fund's custody account with the Custodian on such day, and (ii) all computer tapes described in preceding paragraph 1(b) of this Article timely received by the Transfer Agent with respect to such day and with respect to which payment has been, or will be, credited by the Custodian on such day.

         (b) The total dollar amount of Shares of each Class or Series to be redeemed on such day, computed by aggregating the amount so specified in (i) such of the redemption requests described in preceding paragraph 1(a) of this Article with respect to which the amount payable as redemption proceeds has been, or will be, charged by the Custodian on such day, and (ii) all computer tapes described in preceding paragraph 1(b) of this Article with respect to which the amount payable as redemption proceeds has been, or will be, charged by the Custodian on such day.

     3. On each Fund Business Day the Transfer Agent shall, as of the time at which the Fund computes the net asset value of each Class or Series of the Fund, issue to and redeem from the shareholder accounts specified in a purchase order, redemption request, or computer tape, which in accordance with the Prospectuses is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Class or Series specified in an advice received on such Fund Business Day from the Fund or its Fund Accountant. Notwithstanding the foregoing, if a redemption specified in a computer tape is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four hours orally advise both the Fund and the Approved Institution which supplied such tape of the discrepancy.

     4. In connection with a reinvestment of a dividend or distribution on Shares of any Class or Series of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding Article VI, issue Shares of a Class or Series to the appropriate shareholder account based on the net asset value per Share of such Class or Series specified in an advice received from the Fund or its Fund Accountant on such Fund Business Day.

     5. On each Fund Business Day the Transfer Agent shall supply the Fund's designated Fund Accountant with a statement specifying with respect to the immediately preceding Fund Business Day (or the same day if a money market portfolio): the total number of Shares of each Class or Series (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of each Class or Series of the Fund sold on such day, pursuant to preceding paragraph 3 of this Article; the total number of Shares of each Class or Series redeemed by the Transfer Agent on such day; the total number of Shares of each Class or Series if any, issued on such day pursuant to preceding paragraph 3 of this Article, and the total number of Shares of each Class or Series of the Fund issued and outstanding.

     6. In connection with each purchase and each redemption of Shares, and each reinvestment of a dividend or distribution of shares the Transfer Agent shall send to the shareholder involved such statements as are prescribed by the Federal Securities laws applicable to transfer agents and/or as required by the Prospectuses. If the Prospectuses indicate that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign, issue and mail by not less than first class mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Shares requested.

     7. As of each Fund Business Day the Transfer Agent shall furnish the Custodian with an advice setting forth the number and dollar amount of each Class or Series of Shares to be redeemed on such Fund Business Day in accordance with paragraph 3 of this Article.

     8. Upon receipt of a proper redemption request as defined in the Prospectuses and moneys paid to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law (a) in the case of a redemption of Shares pursuant to a redemption described in preceding paragraph 1(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectuses, and (b) in the case of a redemption of Shares pursuant to a computer tape described in preceding paragraph 1(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape.

     9. The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

     10. Upon the issuance of any Shares in accordance with this Agreement the Transfer Agent shall not be responsible f or the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

     11. The Transfer Agent shall accept a computer tape consistent with the Transfer Agent's tape layout package, as amended from time to time upon prior written notice to the Fund or its Distributor, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape. In the event such tape or electronic data transmission cannot be processed, Transfer Agent shall as soon as practicable notify the Fund and shall endeavor, in good faith, to process any substitute computer tape or electronic data transmission provided to it. The

Transfer Agent shall not be liable for any losses to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the reasonable control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect, provided, that the Transfer Agent was unaware that the information was incorrect at the time it took action.

     12.(a) Except as otherwise provided in sub-paragraph (b) of this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time is prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require a guarantee of signature by an eligible guarantor

                              [MANUSCRIPT MISSING]

Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectuses.

     13. Notwithstanding any provision contained in this agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 11 of this Article or any redemption of any Shares pursuant to a computer tape described in this Agreement, any documents, including, without limitation, any documents of the kind described in sub-paragraph (a) of paragraph 12 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

     14. (a) As used in this Agreement, the terms "computer tape" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information reasonably believed by the Transfer Agent to have been inputted by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage, or collection system, or similar system (the "System"), located on the Transfer Agent's premises or utilized by the Transfer Agent. For purposes of paragraph 1 of this Article, such a computer tape shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was inputted into the System at such times as are agreed upon from time to time by the Transfer Agent and the Fund.

         (b) Nothing contained in this Agreement shall constitute any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.

         (c) If Transfer Agent objects to the designation by the Fund of any Approved Institution, the Transfer Agent and Fund shall in good faith confer with regard to approval of such institution as an Approved Institution and the parties shall confer in good faith to resolve such objection. The Transfer Agent reserves the right to terminate any and all auto-mated data communications, at its discretion, upon a reasonable and good faith attempt to notify the Fund when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Fund's records on the System.

                                   ARTICLE VI

                          DIVIDENDS AND DISTRIBUTIONS

     1. The Fund shall furnish to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, either (i) setting forth with respect to a Class or Series of Shares the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to the Transfer Agent on such payment date, or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

     2. Upon the payment date specified in such Certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit into accounts maintained by the Fund an amount of cash, sufficient for the Transfer Agent to make the payment, if any, specified in such Certificate or resolution, as the case may be, to the Shareholders who were of record on the record date who are entitled to receive the cash dividend or distribution. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address, or transmitting payment through the Automated Clearing House System or (ii) wiring such amounts or transmitting such amounts through the Automated Clearing House System to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be responsible for assuring that there are sufficient funds in the Fund's bank account to make such payments.

     3. It is understood that the Transfer Agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and out-of-pocket expenses, incurred in such corrective work as necessary to remedy such error.

     4. It is understood that the Transfer Agent shall file such appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable law. To the extent such collection or withholding of taxes is required of the Transfer Agent, it shall pay on a timely basis to the appropriate authority any amounts required to be remitted to the authority.

                                   ARTICLE VII

                               CONCERNING THE FUND

     1. The Fund represents to the Transfer Agent that:

        (a) It is a corporation duly organized and existing under the laws of the State of Maryland.

        (b) It is empowered under applicable laws and by its Articles of Incorporation and by-laws to enter into and perform this Agreement.

         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It is an investment company registered under the Investment Company Act of 1940, as amended.

         (e) A registration statement under the Securities Act of 1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.


     2. Each copy of the Articles of Incorporation of the Fund and copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Articles of Incorporation and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-Laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund, shall be certified by the Secretary or Assistant Secretary of the Fund under seal.


     3. The Fund shall promptly deliver to the Transfer Agent written notice of any change in the Officers authorized to sign Share Certificates, notifications or requests, together with a specimen signature of each new officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

     4. It shall be the sole responsibility of the Fund to deliver to the Transfer Agent the Fund's currently effective Prospectuses and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectuses until a reasonable time after it is actually received by the Transfer Agent.

                                  ARTICLE VIII
                         CONCERNING THE TRANSFER AGENT

     1. The Transfer Agent represents and warrants to the Fund that:

         (a) It is a corporation duly organized and existing under the laws of the State of Delaware.

         (b) It is empowered under applicable law and by its Charter and By-laws to enter into and perform this Agreement.

         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         (d) It is duly registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended.

         (e) The execution, delivery and performance of this Agreement by Transfer Agent do not and will not violate any applicable law or regulation and do not require the consent of any governmental or other regulatory body except for such consents and approvals which have been obtained.

     2. The Transfer Agent shall not be liable and shall be indemnified in acting upon any computer tape, writing or document reasonably believed by it to be genuine and to have been signed or made by the proper person or persons and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Fund.

     3. The Transfer Agent upon notice to the Fund may establish such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may reasonably deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

     4. The Transfer Agent shall keep such records as are specified in Schedules I and II hereto in the form and manner, and for such period, as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Fund. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, share certificates which have been cancelled in transfer, exchange or redemption or other documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate, or other document so returned, if and when required. The records specified in Schedule II hereto maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund. Upon reasonable request by the Fund, the Transfer Agent shall provide in hard copy or on microfilm, whichever the Transfer Agent shall elect, any records included in any such delivery, which are maintained by the Transfer Agent on a computer disk or are similarly maintained.

     5. The Transfer Agent may employ agents or attorneys-in-fact to provide non-essential services at the expense of the Fund, and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of its agents or attorneys-in-fact so long as the Transfer Agent acts in good faith and without negligence or willful misconduct in connection with the selection of such agents or attorneys-in-fact. Non-essential services as used herein shall mean those services which are not material to the daily operation of the Fund and are not part of the core product measured in Schedule I hereto.

     6. The Transfer Agent shall not be liable for any loss or damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, negligence, willful misfeasance, gross negligence or reckless disregard of its duties under this agreement.

     7a. The Fund shall indemnify and exonerate, save and hold harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorney's fees) and liabilities of any and every nature (herein collectively referred to as "Claims") which the Transfer Agent may sustain or incur which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and in reliance upon (i) any provision of this Agreement; (ii) the Prospectus; (iii) any instruction or order including, without limitation, any computer tape reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an Officer; or
(vi) any opinion of legal counsel for the Fund. Notwithstanding anything to the contrary contained herein, the Fund shall have no duty, obligation or liability to, and shall not, indemnify or exonerate, save or hold harmless the Transfer Agent from any Claims arising from or reasonably related to the Transfer Agent's bad faith, negligence, gross negligence, willful misfeasance, or reckless disregard of its duties hereunder.

     7b. If an action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a "Proceeding") in respect of which indemnity may be sought from the Fund pursuant to paragraph 7(a) above ("Indefinable Claim") is brought or asserted against the Transfer Agent, the Transfer Agent shall promptly (and in no event more than ten(10) days after receipt of notice of such Proceeding, claim or dispute) notify the Fund of such Proceeding. The failure of the Transfer Agent to so notify the Fund shall not impair the Transfer Agent's ability to seek indemnification from the Fund (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Fund's ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Transfer Agent, the Fund shall be entitled to participate in such Proceeding and, to the extent that it shall so desire, to assume the defense thereof with counsel reasonably satisfactory to the Transfer Agent (in which case all attorneys' fees and expenses shall be borne by the Fund and the Fund shall defend the Transfer Agent). The Transfer Agent shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Transfer Agent unless (a) the Fund agrees in writing to pay such fees and expenses, (b) the Transfer Agent shall have reasonably and in good faith concluded that there is a conflict of interest between the Fund and the Transfer Agent in the conduct of the defense of such action or (c) the Fund fails, within ten (10) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Transfer Agent. No compromise or settlement of such Proceeding may be effected by either party without the other party's consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which shall not be unreasonably withheld. The Fund shall have no obligation to indemnify and hold harmless the Transfer Agent from any loss, expense or liability incurred by the Transfer Agent as a result of a default judgment entered by a court of competent jurisdiction against the Transfer Agent unless such judgment was entered after the Fund agreed, in writing, to assume the defense of such Proceeding. If the Fund shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Fund. The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, expenses (including reasonable attorney's fees) payments, and liabilities arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's negligence, gross negligence, wilful misfeasance or reckless disregard of its duties hereunder.

     8. In performing its services hereunder the Transfer Agent will seek to attain the Performance objectives set forth in Schedule IV hereto. The Transfer Agent's failure to meet any Transfer Agent Objective or its performance at a level giving rise to the Fund's right to terminate this Agreement as a result of the Transfer Agent's failure to meet the minimum levels of performance as such right to terminate is enumerated in Schedule IV shall not constitute negligence or a breach of the Agreement nor constitute an inference of the foregoing.

     9. For purposes of this Agreement, the Transfer Agent shall not be deemed to have acted negligently or to have breached this Agreement, if the Transfer Agent's performance is materially affected by circumstances beyond its control and not due to its negligence or wilful misconduct (collectively, "Causes"), including, without limitation (except as provided below), (a) mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

     10. At any time the Transfer Agent may apply to an Officer of the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or omitted by it in good faith in accordance with such written instructions. If the Transfer Agent applies to a Fund Officer for written instructions with respect to any action which Transfer Agent desires to take or refrain from taking under this Agreement and which is not otherwise required by this Agreement, specifying the date on and/or after which such action shall be taken, and if no Officer of the Fund responds to such request, Transfer Agent shall not be liable for taking (or not taking as the case may be) the action set forth in the application. The Transfer Agent may consult counsel of the Fund, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund.

     11. The Transfer Agent may issue new Share certificates in place of Share certificates represented to have been lost, stolen, destroyed or not received upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or the Transfer Agent. The Transfer Agent may also reissue certificates which are represented as lost, stolen, destroyed or not received without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Fund. The Transfer Agent represents that it is bonded for the full value of all Share certificates sent by first class mail or otherwise to Fund shareholders and will continue to be so bonded.

     12. The Transfer Agent will issue and mail subscription warrants for Shares of capital stock, Shares representing stock dividends, exchanges or splits, or act as conversion agent upon receiving written instructions from an Officer and such other documents as the Transfer Agent may deem necessary.

     13. The Transfer Agent will supply shareholder lists to the Fund upon receiving a request therefor from an officer of the Fund.

     14. The Transfer Agent shall treat confidentially and as proprietary information the Fund records and other information relative to the Fund and to persons who are at any time shareholders of the Fund, and will not use such records and information f or any purpose other than the performance of its responsibilities and duties hereunder. In case of any requests or demands for the inspection, of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from an officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

     15. At the request of an Officer of the Fund the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

     16. Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:

         (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;

         (b) The legality of a transfer of Shares, or of a redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;

         (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

         (d) The legality of any recapitalization or readjustment of Shares.

     17. The Transfer Agent shall be entitled to receive and the Fund hereby agrees to pay to the Transfer Agent for its performance hereunder, including its performance of the duties and functions set forth in Schedule I hereto, (i) its reasonable out-of-pocket expenses incurred in connection with its performance hereunder and (ii) such compensation as may be agreed upon in writing from time to time by the Transfer Agent and the Fund.

     18. The Transfer Agent shall not have any duties, responsibilities or obligations under this Agreement except for such duties, responsibilities or obligations which are specifically set forth in this Agreement, which are incidental to fulfilling its duties, responsibilities and obligations under this Agreement, or which are agreed upon in writing by the parties subsequent to the date of this Agreement.

     19. (a) The Fund will compensate the Transfer Agent for, and Transfer Agent will provide, beginning on the date shares are first BNY sold, other than to BKY Hamilton Distributors, Inc. and continuing until the termination of this Agreement as provided hereinafter, the Services set forth in Schedule I.

         (b) The current unit prices for the Services are set forth in Schedule III (the "Schedule III Fee Schedule"). Once in each calendar year, the Transfer Agent may elect to raise the

Schedule III Fees upon one hundred eighty (180) days prior notice to the Fund Notwithstanding the annual right to raise the Schedule III Fees, the Transfer Agent may increase prices due to changes in legal or regulatory requirements; provided that such increased fees or one time charges shall be subject to the approval of the Fund, which approval shall not be unreasonably withheld.

     20. Billing and Payment.

         (a) The Transfer Agent shall bill the Fund as follows: (i) monthly in arrears for Accounts maintained and in arrears for any Out-of-Pocket Expenses incurred by the Transfer Agent, provided, however, that with respect to Out-of-Pocket Expenses the Transfer Agent shall provide the Fund monthly with an amount to be advanced to the Transfer Agent for estimated postage expenses for the following month. Documentation to support reconciliation of actual postal charges will be provided to the Fund monthly. The Transfer Agent may from time to time request the Fund to make additional advances when appropriate.

         (b) The Fund shall pay the Transfer Agent within thirty (30) days of the date of the bill, provided that the bill is received in proper order and on a timely basis. All amounts which are Out-of-Pocket expenses and not the subject of a good faith dispute shall be paid within thirty (30) days of the date of the bill.

                                   ARTICLE IX

                                  TERMINATION

         Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice. Notwithstanding the foregoing, the Fund may at any time terminate this Agreement in accordance with the provisions of Schedule IV hereto. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall, on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.

     In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Fund, shall deliver any and all records of the Fund (except duplicate records, if any, maintained by Transfer Agent for archival purposes) on electromagnetic media to the Fund or its successor transfer agent. The Fund shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

                                   ARTICLE X

                                  MISCELLANEOUS

     1. Representatives of the Fund's independent outside auditors ("Auditors") shall have the right from time to time to perform on-site audits at the facility of the Transfer Agent which do not result in an unreasonable disruption of the business of the Transfer Agent. Such audits shall be conducted in accordance with an audit program, the scope and frequency of which shall be agreed upon from time to time in good faith by the parties. The Auditors may obtain a reasonable number of copies of records and accounts directly related to the services to be supplied hereunder by the Transfer Agent. Except as provided in clause (c) below, nothing in this paragraph shall be deemed to permit the Auditors to have access to any records or information concerning (a) any other customer of the Transfer Agent, (b) the manner or method used by the Transfer Agent in establishing the fees it charges any customer, including the Fund or
(c) the Transfer Agent's internal operating procedures, provided that the Transfer Agent shall permit officers or employees of the Auditors to have access to such internal operating procedures to the extent necessary for the proper completion of such audit and the expression of their unqualified opinion of the Fund's semi-annual report on Form N-SAR, provided such Auditors have agreed to keep such internal operating procedures confidential and treat the same as proprietary information of the Transfer Agent.

     2. During the term of this Agreement, at no additional cost to the Fund, the Transfer Agent shall provide a facility capable of safeguarding the transfer agency and dividend disbursing records of the Fund in case of damage to the primary facility providing those services (the "Back-Up Facility"). Transfer of the transfer agency and dividend records of the Fund to the Back-Up Facility shall be at the Transfer Agent's expense, shall commence immediately after damage to the primary facility results in an inability to provide the transfer agency and dividend disbursing services, and shall be completed within 72 hours of commencement. After the primary facility has recovered, the Transfer Agent shall again utilize it to provide the transfer agency and dividend disbursing services to the Fund at no additional cost to the Fund. The Transfer Agent shall use reasonable efforts to provide the services described in this Agreement from the Back-Up Facility.

     3. The Transfer Agent represents that it has and is currently registered as a transfer agent with the Securities and Exchange Commission ("SEC") and has complied with the SEC's regulations for registered transfer agents. The Transfer Agent agrees that it will continue to be registered with the SEC as a transfer agent for the duration of this Agreement. Should the Transfer Agent fail to be registered with the SEC as transfer agent at any time during this Agreement, the Fund may, on written notice to the Transfer Agent, immediately terminate this Agreement.

     4. The Fund agrees that prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least 30 days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

     5. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed certified, registered or delivered via overnight courier to it at its office at the address first above written, or at such other place as the Fund may from time to time designate in writing.

     6. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed certified, registered or delivered via overnight courier to the Secretary at 120 South LaSalle, Chicago, 1L, with a copy to the President at the same address, or at such other place as the Transfer Agent may from time to time designate in writing.

     7. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

     8. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party.

     9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     10. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     11. The provisions of this Agreement are intended to benefit only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as the day and year first above written.


Investors Financial Services Company             BNY Hamilton Funds, Inc.

By: /s/ Robert W. Ciarlelli                      By: /s/ Richard Stierwalt
    ----------------------------                     ---------------------------
          (Signature)                                      (Signature)

      Robert W. Ciarlelli                               Richard Stierwalt

    ----------------------------                     ---------------------------
            (Name)                                            (Name)

           President                                   Chief Executive Officer

    ----------------------------                     ---------------------------
           (Title)                                            (Title)

      September 9, 1992                                  August 24, 1992

    ----------------------------                     ---------------------------
         (Date Signed)                                     (Date Signed)

                                   SCHEDULE I

                            DESCRIPTION OF SERVICES

     In consideration of the fees to be paid in such manner and at such times as Fund and Transfer Agent may agree, Transfer Agent will provide the services set forth below:

     Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check Redemptions, Automatic Withdrawals, Certificate Issuance, Wire Order Trades, Dividends, Dividend Statements, Dealer Statements.

DAILY ACTIVITY

     Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

     Name and Address, including Zip Code

     Balance of Uncertificated Shares

     Balance of Certificated Shares

     Certificate number, number of shares, issuance date of each certificate outstanding and cancellation date for each certificate date for each certificate no longer outstanding, if issued

     Balance of dollars available for redemption

     Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

     Type of account code

     Dealer, Branch and Salesman information

     Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

     Original establishment date for accounts opened by exchange

     W-9 withholding status and periodic reporting

     State of residence code

     Social Security or taxpayer identification number, and indication of certification

     Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time

     Indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

     An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote assessors"

 FUNCTIONS

     Answer investor and dealer telephone and/or written inquiries, except those concerning Fund policy, or requests for investment advice which will be referred to the Fund, or those which the Fund chooses to answer

     Deposit Fund share certificates into accounts upon receipt of instructions from the investor or other authorized person, if issued

     Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

     Process and confirm address changes

     Process standard account record changes as required, i.e. Dividend Codes, etc.

     Microfilm source documents for transactions, such as account applications and correspondence

     Use of master account application to establish individual participant accounts

     Perform backup withholding for those accounts which federal government regulations indicate is necessary

     Perform withholdings on liquidations, if applicable, for employee benefit plans. Prepare and mail 5498s and 1099R

     Handle bad purchase check processing by notifying Fund prior to trade reversal

     Solicit missing taxpayer identification numbers

     Provide remote access inquiry to Fund records via Fund supplied hardware

     Perform certain recordkeeping functions with respect to individual retirement accounts in the Fund as more fully described in the Agency Agreement dated as of August 7, 1992 between Transfer Agent and Bank of New York.

REPORTS PROVIDED

   Daily Journals                  Reflecting all shares and
                                   dollar activity for the
                                   previous day

   Blue Sky Report                 Supply information monthly
                                   for Fund's preparation of
                                   Blue Sky Reporting

   N-SAR Report                    Supply monthly correspondence,
                                   redemption and liquidation
                                   information for use in fund's
                                   N-SAR Report

   Single Rate
   12b-1 Report/
   Average Asset Reporting         Supply monthly dealer
                                   reallowance, commission and
                                   other fee reporting (as
                                   available)

   Additionally, the following will be provided at the Fund's request to the Fund at no charge:

        o Shareholder listings:

               - by Beneficial Owner Code
               - by Tax Status Code
               - by State Code
               - by Establishment Date
               - by Dividend Code
               - by Account Plan Type
               - Top Ten Shareholders

        o Dealer Transaction Totals

        o Monthly average daily balance reports

   Prepare and mail copies of summary statements to dealers and investment advisers.

   Generate and mail confirmation statements for financial transactions. Send copies of financial transaction confirmations to the dealer main office or branch specified, and possibly a third party.

   Monthly management report as Fund and Transfer Agent agree upon that will provide summary information of Fund activity and quality of services delivered.

DIVIDEND ACTIVITY

   Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in each Fund prospectus

   Distribute capital gains simultaneously with income dividends

DEALER SERVICES

   Prepare and mail confirmation statements to dealers daily

   Prepare and mail copies of statements to dealers, same frequency as investor statements

   Allow on-line access to institutions designated by the Fund from time to time (Institutional Interface)

 ANNUAL MEETINGS

   One Proxy mailing per year per fund

   Address and mail proxies and related material. Tabulate returned proxies and supply daily reports when sufficient proxies have been received (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

   Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES

   Mail transaction confirmation statements daily to investors

   Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

   Mail periodic statement to investors

   Compute, prepare and furnish all necessary reports to Governmental authorities: Forms 1096, 1099DIV, 1099B, 1042 and 1042S

   Enclose various marketing material as designated by the Fund in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                  SCHEDULE II
                      RECORDS MAINTAINED BY TRANSFER AGENT

-  Account applications

-  Cancelled certificates plus stock powers and supporting documents

- Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

- Indemnity bonds for replacement of lost or missing stock certificates and checks

- Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

-  Proxy records for annual meetings held within the previous nine months

-  State and federal tax records

- Journals (or other records of original entry) containing itemized daily record of all sales and redemptions

- Separate ledger accounts (or other records) showing number of shares held by each shareholder of record (including details with respect to periodic investment plans, dividend reinvestment plans, etc.)

                                  SCHEDULE III

                    FEE SCHEDULE - BNY HAMILTON FUNDS, INC.

Open Accounts

-- Money Market Funds                       $24.00 per Account/per Year
-- Fixed Income Funds                       $20.00 per Account/per Year
-- Equity Funds                             $17.00 per Account/per Year

Closed Accounts                             $3.00 per Account/per Year

Minimum Charge per Fund (Portfolio)         $2,000.00 per Month

Ad Hoc Reports
-- Development Charge                       $400.00 per Report
-- Handling Charge                          $25.00 per Hour per Report
                                            (Minimum $25.00)

-- Print Charges                            $25.00 per 1,000 Sheets of Print
                                            (Minimum of $25.00)

Institutional Interface
-- User                                     $200.00 per Month per User ID
-- Trades Processing                        $1.50 per Trade

Remote Report Printing                      $50.00 per Report

In addition to the above, charges for Cash Management services, out-of-pocket expenses and any specialized interfaces and/or enhancements to the existing processing routines will be billed as incurred.

     TRANSACTION FEES:

         TRANSACTIONS                                CHARGE
         ------------                                ------

     CHECK PROCESSING:

     Cashier's Check                                  $7.00

         Foreign Collection
           (A U.S. Dollar check drawn on a
           foreign bank)                             $25.00

         Returned Check
           (New account deposit check returned
           in addition to bank fees)                 $10.00

         Stop Payment requests for drafts            $10.00

     STATEMENTS:

         Account Transcripts (prior years)           $5.00
                                                     per year

         Paid Copies of Payment Checks               $7.00

         Paid Copies of Draft Checks                 $7.00

     ELECTRONIC FUNDS TRANSFER:

         All wires, in or out                        $9.00

                                  Schedule IV

                     Transfer Agent Performance objectives
                                  Retail Funds

The performance objectives set forth below represent what the Fund believes should be reasonably obtainable by the Transfer Agent, given the typical daily variables associated within any transfer agent operation (ie. transaction volume fluctuations), This Agreement may be immediately terminated upon written notice by the Fund to the Transfer Agent in the event the performance objectives herein are repeatedly and materially not met for a period of 30 days and not cured by Transfer Agent within a subsequent period of 30 days. Notice of such failure to meet the performance objectives shall be provided in writing by the Fund to the Transfer Agent.

                                        Turnaround
Function                                Objective          Excellent     Acceptable     Unacceptable
--------                                ---------          ---------     ----------     ------------
New account processing                  Same day           100%          95%            less than 95%; over 2 days old

Transaction processing ($)              Same day           100%          95%            less than 95%; over 2 days old

Maintenance processing (no $)           2 days             100%          75%            anything over 4 days old

Quality of entry-new accounts           error rate of:     0%            .5%            anything more

Quality of entry-other ($)              error rate of:     0%            2%             anything more

Quality of entry-other (non $)          error rate of:     0%            4%             anything more

Research                                48 Hours           100%          80%            anything over 5 days

Response to correspondence*             4 days             100%          80%            anything over 5 days

                     Transfer Agent Performance Objectives
                                  Retail Funds

                                        Turnaround
Function                                Objective          Excellent     Acceptable     Unacceptable
--------                                ---------          ---------     ----------     ------------
Telephone                               Excellent:         95% calls answered within 30 seconds; 1% abandon rate
                                        Acceptable:        90% calls answered within 45 seconds; 2% abandon rate
                                        Unacceptable:      less than 75% calls answered within 45 seconds; 5% abandon rate

Telephone problem resolution*           2 days             100%          80%            anything over 3 days old

Corr./telephone problems completed      5 days             100%          75%            anything over 10 days

Mailing of confirms                     1 day              100%          80%            anything over 2 days

Mailing of dividend/redemption checks   one day            100%          90%            anything less than 95% in 48 hours

Mailing of CWR books                    7 days             100%          80%            anything over 10 days

System availability                     8:00 am to         90%           95%            anything less than 90%
                                        8:00 pm EST
                                        weekdays

*At minimum, contact shareholder with problem status update

                                  Schedule IV

                     Transfer Agent Performance Objectives
                               Institutional Funds

The performance objectives set forth below represent what the Fund believes should be reasonably obtainable by the Transfer Agent, given the typical daily variables associated within any transfer agent operation (ie. transaction volume fluctuations). This Agreement may be immediately terminated upon written notice by the Fund to the Transfer Agent in the event the performance objectives herein are repeatedly and materially not met for a period of 30 days and not cured by Transfer Agent within a subsequent period of 30 days. Notice of such failure to meet the performance objectives shall be provided in writing by the Fund to the Transfer Agent.

                                        Turnaround
Function                                Objective          Excellent     Acceptable     Unacceptable
--------                                ---------          ---------     ----------     ------------
New account processing                  Same day           100%          99.5           anything less

Transaction processing ($)              Same day           100%          99.5           anything less

Maintenance processing (no $)           2 days             100%          90%            less than 90% 3 days old

Quality of entry-new accounts           error rate of:     0%            .5%            anything more

Quality of entry-other ($)              error rate of:     0%            .5%            anything more

Quality of entry other (non $)          error rate of:     0%            2%             anything more

Research ($)                            Same day           100%          95%            anything over 2 days

      (no $)                            50% within         100%          80%            anything over 2 days
                                        one day

                     Transfer Agent Performance Objectives
                               Institutional Funds

                                        Turnaround
Function                                Objective          Excellent     Acceptable     Unacceptable
--------                                ---------          ---------     ----------     ------------
Telephone                               Excellent:         100% calls answered within 30 seconds; 1% abandon rate
                                        Acceptable:        95% calls answered within 45 seconds; 2% abandon rate
                                        Unacceptable:      less than 85% calls answered within 45 seconds; 5% abandon rate

Telephone problem resolution ($)        same day           100%          95%            anything over 1 day old

                             (no $)     same day           100%          80%            anything over 2 days old

Mailing of confirms                     1 day              100%          100%           anything over 2 days

System availability                     8:00 am to         99%           97%            anything less; delays at month-end
                                        8:00 pm EST
                                        week days

Delivery of Mgt. Report/                By 5th Business    100%          80%            past 10th Business day
12b-1 information                       day of next month                               of next month

12b-1 checks mailed                     By 5th Business    100%          80%            past 7th Business day
                                        day of next month                               of next month


                                AGENCY AGREEMENT

     This Agency Agreement is made as of August 7, 1992, by and between THE BANK OF NEW YORK, a bank organized under the laws of the State of New York having its principal office and place of business at 48 Wall Street, New York, New York 10286 (hereinafter referred to as the "Bank"), and INVESTORS FINANCIAL SERVICES COMPANY, a Delaware corporation, having its principal office and place of business at 120 South LaSalle, Chicago, IL (hereinafter referred to as the "Agent").

     WHEREAS, Agent is the transfer agent of certain mutual funds ("Funds") listed on the attached Exhibit A; and

     WHEREAS, the Bank acts as the Custodian of the Hamilton Funds Individual Retirement Accounts (the "Accounts"), which are invested in the Funds; and


     WHEREAS, Bank wishes to retain Agent to perform certain recordkeeping duties which Bank is required to perform as Custodian for the Accounts and Agent wishes to perform such duties.

     NOW, THEREFORE, Bank in its capacity as Custodian and Agent agree as follows:


     1. Bank hereby retains and employs Agent to perform the duties described herein in addition to those set forth in schedules to the Agent's Transfer Agency Agreement with the Funds. Agent accepts such employment and agrees to perform such duties.

     2. Agent shall, in fulfilling its duties hereunder, act in good faith, with due diligence, and without negligence. Agent shall perform its duties in accordance with the copy of the Individual Retirement Account Custodial Agreement (IRS Form 5305-A ) which is attached hereto and made a part hereof ("Custodial Agreement"), as amended from time to time, and present and future requirements of Section 408(a), of the Internal Revenue Code and any rule or regulation issued in interpretation of Section 408(a) and applicable law ("IRS Requirements").

     3. The duties of Agent will include the following:

         (a) Receiving all Accounts which are in existence, opening new Accounts and receiving cash contributions for Accounts;

         (b) Making distributions from Accounts (including distributions required by Form 5305-A) as well as withholding tax in accordance with the provisions of the Custodial Agreement and IRS Requirements.

         (c) Preparing and delivering all returns, reports, proxies, valuations, and accounting in accordance with IRS Requirements and as reasonably required by the Funds or by Bank.

         (d) Maintaining all records for the Accounts in accordance with IRS Requirements and as reasonably required by the Funds or by Bank.

         (e) Answering investor and dealer telephone and/or written inquiries, except those that (i) concern Fund Policy, (ii) are requests for investment advice, (iii) are requests for tax advice, or (iv) concern other issues which the Funds have notified Agent to refer to the Funds. Under no circumstances shall the Agent give investment advice or tax advice.

     4. Agent agrees to permit Bank to conduct review procedures as it deems necessary to monitor the activities of Agent under this Agreement. Agent also agrees to perform or have performed the audit review procedures and provide reports in connection therewith described on Exhibit B attached hereto (the "Audit Review Procedures") at the expense of the Bank. Bank may revise the Audit Review Procedures as it deems reasonable and necessary on thirty (30) days prior written notice to Agent and subject to the Agent's consent, which consent may not be withheld unreasonably.

     5. Agent agrees to indemnify and exonerate, save and hold Bank harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorneys' fees) and liabilities of any nature which Bank may sustain or incur which are caused as a result of Agent's bad faith or willful misconduct or negligent performance of its duties hereunder.

     6. Except as specifically set forth in Paragraphs 2 and 3, no provision of this Agreement shall modify or supersede any provision of the Transfer Agency Agreement between Agent and the Funds, and no provisions of this Agreement shall relieve the Agent of any responsibility assumed by the Agent in its Transfer Agency Agreement with the Funds.

     7. This Agreement may be terminated at any time by mutual consent of Bank and Agent or upon thirty-(30) days' written notice by either party. Further, this Agreement may be immediately terminated by either party in the event the Funds appoint a successor Custodian as provided in the Custodial Agreement. Upon termination, Agent shall transfer the records of the Accounts as directed by Bank at Bank's expenses.

     8. Agent shall forward to Bank a certified list of the Accounts, itemizing account numbers, holders, assets, and such other information as Bank may reasonably request.

     9. Agent shall be entitled to charge an annual maintenance fee of $10.00 per Account and shall be entitled to 75% of said fee for each Account, and shall remit the remaining 25% to Bank. Annual maintenance fees may be increased upon the mutual agreement of the parties hereto. Agent will be entitled to 75% of any increase in the annual maintenance fee. Agent shall be entitled to the acceptance fee, which shall be $10.00 per Account.

     10. No modification or amendment of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each of the parties by there respective duly authorized officers or representatives.

     11. Notices shall be communicated by first class mail, or by such other means as the parties may agree, to the persons and address specified below or to such other persons and addresses as the parties may specify in writing.

If to Bank:                    The Bank of New York
                               c/o BNY Hamilton Distributors, Inc.
                               1290 Avenue of the Americas
                               New York, New York 10104

with a copy to:                The Bank of New York
                               c/o Anthony Panarese
                               48 Wall Street
                               18th Floor
                               New York, New York 10286

If to Agent:                   Investors Financial Services Company
                               Attn: Robert W. Ciarielli
                               811 Main Street
                               Kansas city, Missouri 64105
with a copy to:                Investors Financial Services Company
                               Legal Department
                               Attn: Christopher Atteberry
                               811 Main Street
                               Kansas City, Missouri 64105

     12. This Agreement shall be governed by the laws of the State of New York applicable laws of the United States.

     13. This Agreement may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when so executed shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

     14. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including successors and assigns resulting from merger or operation of law.

     Executed by the parties on the date(s) set forth below.




                                        THE BANK OF NEW YORK "Bank"


                                        By: /s/
                                           --------------------------


                                        Its: Executive Vice President
                                            -------------------------


                                        Date: Dec 7, 1992
                                              -----------------------

                                        INVESTORS FINANCIAL SERVICES COMPANY
                                        "Agent"

                                        By: /s/
                                            -------------------------


                                        Its: Vice President
                                            -------------------------


                                        Date: Dec 3, 1992
                                              -----------------------

                                   Exhibit A
                                   ---------

          BNY Hamilton Intermediate Government Fund

          BNY Hamilton Intermediate New York Tax-Exempt Fund

          BNY Hamilton Equity Income Fund

          BNY Hamilton Money Fund

                                                                       Exhibit B

                    BNY Hamilton Fund IRA - Audit Procedures
                    ----------------------------------------

A. Account Documentation
   ---------------------

   Ensure executed IRA agreement is on hand, is adequately safeguarded and is easily retrievable.


B. Receipt of Funds
   ----------------

   Review of control procedures over the receipt of monies and detailed testing to ensure:

   - accuracy of posting to customer account

   - timeliness of posting to customer account

   - recording of payment in correct tax year and in compliance to applicable regulations

C. Disbursement of Funds
   ---------------------

   Review of control procedures over the disbursement of proceeds and detailed testing to ensure:

   - proper documentation is on file to substantiate disbursement of monies and age of holder

   - monies are disbursed accurately and in a timely manner

   - exchanges are carried out timely and in accordance with customer instructions

   - customer authorization is on file for any instructions received telephonically


D. Dividend/Capital Gain Distributions
   -----------------------------------

   Review of control procedures to ensure reinvested distributions are posted accurately and in a timely manner.


E. Tax Matters
   ------------

   1) Review of compliance with any IRS rules or regulations relating (i) to the reporting of tax information to customers and to the IRS and (ii) to providing any notices or forms to customers with respect to any election concerning withholding of tax, and any related reporting requirement.

   2) Review of compliance with any IRS rules or regulations with respect to providing information to transferors of qualified plan assets.

F. Fees
   -----

   Review to ensure correctness and timeliness of fees charged to customers.

G. System Review
   -------------

   Review to ensure data is adequately safeguarded.


                                      -2-